UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 10, 2011, Rentech, Inc. (the “Company”) and its subsidiary, Rentech Energy Midwest Corporation (“REMC”), replaced REMC’s existing term loan facility with a new five year $150,000,000 secured term loan facility pursuant to a Credit Agreement (the “Credit Agreement”) with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent and the lenders party thereto. Immediately prior to signing the Credit Agreement, REMC and the Company entered into a waiver agreement with the lenders under the existing term loan facility that permitted the prepayment of the existing term loan prior to the expiration of the no-call period. REMC, the borrower under the Credit Agreement, used the net proceeds of the term loan to repay the existing term loan facility, to pay fees and expenses and to make a distribution to the Company.

The Credit Agreement includes an uncommitted incremental term loan facility under which REMC may request up to $25,000,000 in incremental term loans that may be used only for an expansion of the REMC facility, subject to the satisfaction of conditions, including the condition that, after giving effect to the incurrence of any incremental term loans, the total outstanding principal amount of all term loans under the Credit Agreement may not exceed $120,000,000.

REMC paid upfront fees to the lenders under the Credit Agreement equal to 2.0% of the aggregate principal amount of the term loans. The term loans will bear interest, upon the election of REMC, at either (a)(i) the greater of LIBOR or 1.5%, plus (ii) 8.5% or (b)(i) the greatest of (w) the prime rate, as determined by Credit Suisse, (x) 0.5% in excess of the federal funds effective rate, (y) LIBOR plus 1.0% or (z) 2.5% plus (ii) 7.5%. Interest payments are generally required to be made on a quarterly basis.

The term loans are subject to amortization, payable quarterly, of 2.5% of the original principal amount until March 31, 2016. The remaining principal is payable on June 10, 2016, the maturity date.

The obligations of REMC under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries. REMC has granted a mortgage on its real property located in East Dubuque, Illinois to secure its obligations under the Credit Agreement, and REMC, the Company and the subsidiary guarantors have granted a security interest in substantially all their assets to secure their obligations pursuant to a Guarantee and Collateral Agreement and certain related documents.

The term loans are subject to mandatory prepayment and reduction under certain circumstances, with customary exceptions, from the proceeds of the sale of assets and the sale or issuance of certain indebtedness, from certain insurance and condemnation proceeds, and from a percentage of annual excess cash flow. The term loans may be prepaid voluntarily at any time. In the first year, voluntary prepayments of the term loans may be made subject to a prepayment fee of 2.0% of the amount prepaid, and if prepaid in the second year, 1.0% of the amount prepaid. Voluntary prepayments made after the second anniversary of the closing date may be prepaid without any prepayment fee.

The Credit Agreement contains customary representations and warranties, covenants, and events of default, including limitations on distributions and loans from REMC to the Company, and financial covenants applicable to REMC including maximum annual capital expenditures, minimum interest coverage ratios, maximum leverage ratios and a minimum liquidity threshold.

The descriptions of the Credit Agreement and the Guarantee and Collateral Agreement and the Mortgage are qualified in their entirety by reference to the full text of such agreements which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: June 14, 2011	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated June 10, 2011, by and among Rentech Energy Midwest Corporation, as the borrower, Rentech, Inc., the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, individually and as Administrative Agent and Collateral Agent and Credit Suisse Securities (USA) LLC as Sole Bookrunner, Sole Syndication Agent and Sole Lead Arranger.

10.2	Guarantee and Collateral Agreement, dated June 10, 2011, by and among Rentech Energy Midwest Corporation, Rentech, Inc., the subsidiaries of Rentech, Inc. listed therein and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.

10.3	Real Estate Mortgage, Assignment of Rents, Security Agreement and UCC Fixture Filing, dated June 10, 2011, by and among Rentech Energy Midwest Corporation, Rentech, Inc. and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.